Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Greenlight Capital Re, Ltd.

Grand Cayman, Cayman Islands

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 21, 2012, relating to the consolidated financial statements, the effectiveness of Greenlight Capital Re, Ltd’s internal control over financial reporting, and schedules of Greenlight Capital Re, Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Grand Rapids, Michigan

June 22, 2012